                                                                    EXHIBIT 4.20


                          SECURITIES PURCHASE AGREEMENT

         SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of
          , 2000 between PerkinElmer, Inc., a Massachusetts corporation (the "Purchaser"), and the undersigned equity holder (the "Holder") of Genomic Solutions Inc., a Delaware corporation (the "Company").

                                    RECITALS

         WHEREAS, the Purchaser and the Company have entered into an Investment Agreement dated as of December 14, 1999 (the "Investment Agreement"), a copy of which the Company has delivered to the Holder, providing for the purchase by the Purchaser of capital stock in the Company;

         WHEREAS, the Purchaser and the Company have entered into a Sales, Marketing and Distribution Agreement, dated as of December 14, 1999 (the "Distribution Agreement"), providing for the distribution by the Purchaser of products of the Company;

         WHEREAS, the Purchaser and the Company wish to provide the Purchaser with the option to acquire all of the outstanding equity securities of the Company, and the Board of Directors of the Company has recommended that each holder of the Company's equity securities execute an agreement in the form of this Agreement (collectively, the "Securities Purchase Agreements");

         WHEREAS, a condition to the consummation of the transactions contemplated by the Investment Agreement is the execution of Securities Purchase Agreements by holders of capital stock, options or warrants of the Company who hold in the aggregate no less than 85% of the outstanding shares of the Company's common stock, $.001 par value per share (the "Common Stock"), assuming the full conversion into, exercise for and exchange for Common Stock of all of the Company's securities convertible into, exercisable for or exchangeable for Common Stock; and

         WHEREAS, the Holder desires to grant to the Purchaser an irrevocable option to purchase all of the equity securities of the Company, including capital stock, convertible securities, options and warrants (collectively, the "Equity Securities") owned by the Holder (such Equity Securities owned by the Holder are hereinafter referred to as "Holder Securities") in order to induce the Purchaser to consummate the transactions contemplated by the Investment Agreement.


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


         NOW, THEREFORE, in consideration of these premises and good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Grant of Option. Upon the terms and subject to the conditions herein set forth, the Holder hereby grants the Purchaser an irrevocable option (the "Option") to purchase all of the Holder Securities, free and clear of all liens, claims, pledges, charges, restrictions, equities, options, voting rights and encumbrances of any nature whatsoever (collectively, "Encumbrances"). The Option may be exercised only if the Purchaser concurrently gives an exercise notice pursuant to Section 2 of each of the Securities Purchase Agreements executed by other holders of Equity Securities.

         2. Exercise of Option.

            (a) Subject to Section 2(b), the Option may be exercised at any time and from time to time subsequent to the Effective Date until the Termination Date (each as defined in Section 5), by written notice delivered to the Holder as provided in Section 14 (the "Exercise Notice"). The closing of a purchase specified in any Exercise Notice shall take place five business days after the later of (i) the date the Exercise Notice is given or (ii) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). At the closing, the Purchaser shall send to the Holder by a reputable nationwide overnight courier service a check in the amount of the consideration payable for the Holder Securities being purchased from the Holder, and the Purchaser shall take all such actions necessary to effect the assignment to the Purchaser of the Holder Securities being purchased and the vesting in the Purchaser of good and marketable title thereto. The Purchaser shall thereafter be treated for all purposes as the owner of such Holder Securities. Without limiting the foregoing, the Purchaser is hereby authorized (x) to deliver Transfer Instruments (as defined in Section 5) to the Company or its transfer agent to effect the assignment of such Holder Securities to the Purchaser and (y) to require the Company or its transfer agent to register the Purchaser as the record owner of such Holder Securities.

            (b) The Purchaser may exercise the Option at any time on the Effective Date by delivering an Exercise Notice to the Company on the Effective Date and subsequently promptly delivering an Exercise Notice to the Holder in accordance with Section 14. If the Purchaser does not exercise the Option as provided in the immediately preceding sentence, the Company shall be deemed to have given notice to the Purchaser (an "IPO Notice") on the day after the Effective Date that it intends to file a registration statement with the Securities and Exchange Commission relating to an initial public offering of Common Stock (or callable common stock) (the "Registration Statement") firmly underwritten by a nationally recognized underwriter who certifies to the Purchaser that such underwriter believes that (i) the offering will result in no less than $20,000,000 of gross proceeds to the Company and (ii) the securities offered will qualify for listing on the New York Stock Exchange or the National Market Tier of the Nasdaq Stock Market (an initial public offering that in fact results in no less than $20,000,000 of gross proceeds to the Company and the listing of the offered securities on the New York Stock Exchange or the National Market Tier of the Nasdaq Stock Market is hereinafter referred to as a "Qualified IPO"). Following the filing of an IPO Notice, the


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Purchaser shall not have the right to exercise the Option until the expiration of the 180-day period following consummation of the initial public offering; provided, however, that the Purchaser shall have the right to exercise the Option at any time after (x) withdrawal or abandonment of the Registration Statement by the Company or (y) consummation of an initial public offering that is not a Qualified IPO. The Company may at any time notify the Purchaser that it is revoking an IPO Notice, in which event the Purchaser shall have the right to exercise the Option at any time after the notice of revocation is given. If the Company revokes an IPO Notice, it may subsequently give one or more additional IPO Notices, in each instance upon no less than 30 days' prior notice to the Purchaser. In no event shall the Purchaser be prohibited from exercising the Option for an aggregate number of days exceeding 270 days.

         3. Purchase Price.

            (a) Upon the closing of a purchase of Holder Securities following the exercise of the Option, the Purchaser shall pay the Holder the purchase price set forth in this Section 3. The purchase price shall be calculated based on the number of days that have elapsed between the Effective Date and the date on which the Exercise Notice is given, as set forth in the table below. The purchase price (the "Option Price") for Holder Securities that are Common Stock (subject to adjustment for stock splits, recapitalization, reclassifications or similar events) shall be as set forth below:

        ------------------------------- ----------------------------------------
                                                Number of Days that have
             Price Per Share of              Elapsed between the Effective
             Common Stock                    Date and the Date the Exercise
                                                    Notice is Given
        ------------------------------- ----------------------------------------
                    $6.75                             1 through 182
        ------------------------------- ----------------------------------------
                    $7.00                            183 through 365
        ------------------------------- ----------------------------------------
                    $7.50                            366 through 548
        ------------------------------- ----------------------------------------
                    $8.00                            549 through 730
        ------------------------------- ----------------------------------------

; provided, however, that no days during which the Purchaser is prohibited from exercising the Option pursuant to Section 2(b) shall be included in calculating the number of days that have elapsed between the Effective Date and the date of giving of the Exercise Notice.

            (b) The purchase price payable for any Holder Securities that are not Common Stock shall be calculated on the basis of the number of shares of Common Stock into or for which the Holder Security is convertible, exercisable or exchangeable, net of any conversion, exercise or exchange price that would be payable by the Holder upon such conversion, exercise or exchange. Notwithstanding the foregoing, in lieu of paying cash for Holder Securities that are employee stock options, the Purchaser may assume such stock options and substitute therefor the option to acquire, on the same terms and conditions, such number of shares of common stock of the Purchaser as is equal to the number of shares of Common Stock subject to the unexercised portion of such option multiplied by the Conversion Ratio (as defined below), with any fraction resulting from such multiplication to be rounded down to the nearest whole number. The exercise price per share of each such assumed option shall be equal to the exercise price of such


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option immediately prior to the giving of the Exercise Notice divided by the
Conversion Ratio, rounded up to the nearest whole cent. The term, exercisability, vesting schedule and all of the other terms of the stock option shall remain unchanged. "Conversion Ratio" shall mean the purchase price per share of Common Stock calculated pursuant to Section 3(a), divided by the average of the last reported sale prices per share, over the 30 trading days ending on the trading day prior to the day the Exercise Notice is given, of the Purchaser's common stock, as reported on the New York Stock Exchange.

            (c) The Option Prices set forth in Section 3(a) shall be subject to adjustment from time to time as follows:

               (i) If the Company shall at any time or from time to time issue any shares of Common Stock, or securities convertible into or exercisable for Common Stock (including any shares of Common Stock deemed to have been issued pursuant to subdivision (iv)(c) below) other than Excluded Stock (as defined in clause (v) below) without consideration or for a consideration per share less than the Option Price in effect immediately prior to the issuance of such Common Stock, then any Option Price that is greater than the consideration per share of Common Stock or its equivalent received in such issuance or sale shall forthwith be lowered to be equal to the quotient obtained by dividing:

                   (a) an amount equal to the sum of (x) the total number of
               shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision
               (iv)(c) below and any additional shares that would be issued as a result of giving effect to any anti-dilution provisions that are triggered by the issuance in question) immediately prior to such issuance, multiplied by the applicable Option Price in effect immediately prior to such issuance, and (y) the consideration received by the corporation upon such issuance (other than any consideration received from the Purchaser); by

                   (b) the total number of shares of Common Stock outstanding
               (including any shares of Common Stock deemed to have been issued pursuant to subdivision (iv)(c) below and any additional shares that would be issued as a result of giving effect to any anti-dilution provisions that are triggered by the issuance in question) immediately after the issuance of such Common Stock (excluding any shares of such Common Stock purchased by the Purchaser).

            For the purposes of any adjustment of any Option Price pursuant to this clause, the following provisions shall be applicable:

               (ii) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection


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

            with the issuance and sale thereof.

                           (iii) In the case of the issuance of Common Stock for
            a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Company's Board of Directors, irrespective of any accounting treatment.

                           (iv) In the case of the issuance of options to
            purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities:

                                    (a) the aggregate maximum number of shares
                           of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (ii) and (iii) above), if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                                    (b) the aggregate maximum number of shares
                           of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (ii) and (iii) above);

                                    (c) on any change in the number of shares or
                           exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchange for such securities, including without limitation a change resulting from the antidilution provisions thereof, each Option Price previously adjusted shall forthwith be readjusted to such Option Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

                                    (d) on the expiration of any such options or
                           rights, the



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                          termination of any such rights to convert or exchange
                          or the expiration of any options or rights related to such convertible or exchangeable securities, each Option Price previously adjusted shall forthwith be readjusted to such Option Price as would have obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

                          (v) "Excluded Stock" means (1) shares of Common Stock
                  issued by the Company as a stock dividend or upon any subdivision, split-up or combination of shares of Common Stock; (2) shares of Common Stock issued upon exercise of incentive or non-qualified stock options outstanding as of the date hereof; (3) shares of Common Stock issued upon exercise of incentive or non-qualified options granted after the date hereof in the ordinary course of business consistent with past practice to employees, consultants or non-employee directors pursuant to the existing stock option plans adopted by the Board of Directors; (4) shares of Common Stock issued by the Company upon conversion of shares of Preferred Stock; (5) shares of Common Stock issued upon exercise of any warrants issued to ESA, Inc., a Massachusetts corporation, pursuant to the Warrant to Purchase Common Stock of Genomic Solutions Inc. dated October 13 1998, (6) shares of Common Stock issued upon exercise of any warrants issued pursuant to the terms of the Business Loan Agreement between the Company, White Pines Limited Partnership I and others dated April 23, 1999 (the "April Loan Agreement"); (7) shares of Common Stock issued upon exercise of any warrants issued pursuant to the terms of the Business Loan Agreement between the Company, White Pines Limited Partnership I and others dated October 28, 1999 (the "October Loan Agreement", and, together with the April Loan Agreement, the "Loan Agreements"); or (8) shares of Common Stock issued to the Lenders (as defined in the Loan Agreements) in partial payment of interest on the promissory notes delivered to the Lenders under the Loan Agreements.

                          (vi) All adjustments to the Option Prices made
                  pursuant to this Section 3(c) shall be rounded to the nearest cent.

         4. Delivery of Transfer Instruments. The Holder has delivered to the Purchaser, or will deliver on or prior to the Effective Date, original stock certificates, option agreements, warrants and other instruments evidencing the ownership of the Holder Securities, with stock powers, in the case of capital stock, and instruments of assignment, in the case of options and warrants, attached and duly executed in blank (collectively, the "Transfer Instruments"). The Purchaser shall hold the Transfer Instruments pursuant to the terms of this Agreement and use them only for the purposes set forth in this Agreement.

         5.       Termination.


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                  (a) The "Effective Date" shall mean the Closing Date, as
defined in the Investment Agreement. The obligations of the Purchaser and the Holder under this Agreement will terminate at 5:00 p.m., Boston time, on the second anniversary of the Effective Date (the "Termination Date"); provided, however, that the Termination Date shall be extended by the aggregate number of days during which the Purchaser is prohibited from exercising the Option pursuant to Section 2(b) hereof; provided, further, that if the Purchaser gives the Exercise Notice prior to the Termination Date, this Agreement shall continue in effect until the consummation of the purchase set forth in the Exercise Notice. Promptly following the Termination Date, the Purchaser shall deliver to the Holder all Transfer Instruments relating to Holder Securities for which no Exercise Notice was given prior to the Termination Date.

                  (b) Notwithstanding the foregoing, if (i) the Company has given the Purchaser an IPO Notice that has not been revoked, (ii) the Company notifies the Purchaser that it has resolved all comments made by the staff of the Securities and Exchange Commission relating to the proposed initial public offering and is prepared to seek effectiveness of the Registration Statement and
(iii) simultaneously with or after the notice described in clause (ii) above, the lead underwriter for the proposed initial public offering certifies to the Purchaser that the offering will be a Qualified IPO, then the Termination Date shall occur on the effective date of the reclassification of the equity securities contemplated by Section 7.7(c) of the Investment Agreement pursuant to which the Equity Securities are exchanged for similar securities of the Company that are callable by the Company. Promptly following the Termination Date described in this section 5(b), the Purchaser shall deliver all of the Transfer Instruments it then holds to the Company.

                  (c) Promptly following the Termination Date, the Purchaser shall file termination statements on Form UCC-3 with respect to all Holder Securities for which no Exercise Notice has been given.

         6. Holder's Representations and Warranties. The Holder represents and warrants to the Purchaser that as of the Effective Date:

                  (a) the Holder is the owner of, and has good and marketable title to, the Holder Securities and the Holder Securities represent all the capital stock of the Company, or securities convertible into, exercisable for or exchangeable for capital stock of the Company, owned by the Holder, directly or indirectly;

                  (b) except as set forth in the Stockholders Agreement, dated as of December 24, 1997, among the Company and certain of its shareholders, as amended, the Holder owns the Holder Securities free and clear of all Encumbrances, except for the security interest granted herein;

                  (c) the Holder has the full and unrestricted legal power, authority and right to enter into, execute, deliver and perform this Agreement;

                  (d) the Holder has the full and unrestricted legal power, authority and right to sell, transfer and convey the Holder Securities to the Purchaser as provided in this Agreement;


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

            (e) the Holder has duly executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement of the Holder enforceable in accordance with its terms; and

            (f) neither the execution nor the delivery of this Agreement by the Holder nor the consummation by the Holder of the transactions contemplated hereby will (A) to the knowledge of the Holder, require the consent, waiver, approval, license or authorization of, or any filings with any person or public authority, other than any filings by the Purchaser under the HSR Act, (B) with or without the giving of notice or lapse of time or both, conflict with or constitute a violation of, or default on, or give rise to any right of acceleration under any indenture, contract, commitment, agreement, arrangement or other instrument of any kind to which the Holder is a party or by which the Holder is bound, or (C) to the knowledge of the Holder, violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental instrumentality or court having jurisdiction over the Holder.

         7. Holder's Covenants. The Holder covenants and agrees with the Purchaser that:

            (a) any Equity Securities obtained by the Holder after the date hereof, including without limitation any shares into or for which Equity Securities are converted or exercised, shall be deemed to be "Holder Securities" and thereby subject to this Agreement; provided, however, that the Purchaser shall not be required to make any payment pursuant to Section 3 hereof to acquire any employee stock options that are granted after the Effective Date to the extent such options are not vested on the date the Exercise Notice is given; and

            (b) Holder shall not permit any Encumbrances to attach to the Holder Securities.

         8. Grant of Security Interest. In order to secure the Holder's obligations hereunder, effective as of the Effective Date, the Holder hereby pledges and grants to the Purchaser a security interest in all of the Holder Securities. The Holder shall retain the rights to vote, to transfer (as provided in Section 12 hereof), to receive dividends on and to exercise or convert any Holder Security until an Exercise Notice for such Holder Security has been given hereunder.

         9. Waiver of Rights of First Refusal, etc. Holder hereby waives all rights to consent, rights of first refusal, rights of first offer, pre-emptive rights, tag along rights, drag along rights and other rights to acquire Equity Securities of the Company as such rights in any way relate to (i) the purchase by the Purchaser of capital stock of the Company pursuant to the Investment Agreement, (ii) the exercise by the Purchaser of its rights under any of the other Securities Purchase Agreements or (iii) the exercise of Call Rights (as defined in the Investment Agreement) by the Company at the direction of the Purchaser.

         10. Direction to Deliver Shares. The Holder hereby irrevocably directs the Company, upon the conversion, exercise or exchange of any Equity Securities into or for Common Stock, to deliver such shares of Common Stock to the Purchaser to be held in accordance with the terms of this Agreement. The Company hereby consents to such direction and agrees to deliver any such shares of Common Stock to the Purchaser upon delivery by the Purchaser of Holder Securities for conversion.

         11. Attorney-in-Fact. The Holder hereby irrevocably constitutes the Purchaser, and empowers the Purchaser to act, as its attorney-in-fact with authority to execute, acknowledge and swear to all instruments and file all documents, including without limitation financing statements on Form UCC-1, requisite to carrying out the intention and purpose of this Agreement. The power of attorney granted hereby shall be irrevocable and shall be deemed to be a power coupled with an interest and shall survive the bankruptcy, death, incompetence or dissolution of the Holder.

         12. Restrictions on Transfer. The Holder shall not transfer any of the Holder Securities except to a transferee who executes a counterpart of this Agreement.

         13. Specific Performance. The Holder acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Holder hereunder shall be specifically enforceable and the Holder shall not take any action to impede the Purchase from seeking to enforce such right of specific performance.

         14. Notices. All notices, requests, claims, demands and other communication hereunder shall be in writing and shall be deemed fully delivered on the date of personal delivery or one business day after it is sent via a reputable nationwide overnight courier service, or three business days after it is sent by U.S. registered or certified mail, return receipt requested, postage prepaid, in each case to the Holder at the address set forth below the Holder's name on the signature page hereof, and to the Purchaser at: 45 William Street, Wellesley, MA 02481, attention: Terrance L. Carlson, Esq. and a copy to Hale and Dorr LLP, 60 State Street, Boston, MA 02109, attention: David E. Redlick, Esq. and Kenneth A. Hoxsie, Esq., or to such other address as either party may furnish to the other in writing in accordance herewith.

         15. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

         16. Assignment of Purchaser. The Purchaser may, without the consent of the Holder, assign its rights under this Agreement to one or more of its affiliates, so long as the Purchaser remains primarily liable for its obligations hereunder.

         17. Governing Laws. This Agreement and the transactions contemplated herein shall be governed by, and this Agreement shall be construed in accordance with, the laws (and not the law of conflicts) of the State of Delaware as to all issues or matters. Each of the parties hereto (a) submits to the jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (d) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party hereto by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 14. Nothing in this Section 17, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

         18. Execution in Counterpart. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         19. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

20. Amendment and Waiver. No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by the Purchaser and the Holder, in the case of an amendment, or by the party which is the beneficiary of such provision, in the case of a waiver or consent to departure therefrom.

         21. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto and supersedes all prior agreements, covenants, arrangements, communications, representations and warranties, whether oral or written, by either party.

         22. Further Assurances. From time to time, at the Purchaser's request and without further consideration, the Holder will execute and deliver to the Purchaser such documents and take such action as the Purchaser may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in the Purchaser good, valid and marketable title to the Holder Securities that are purchased by the Purchaser in accordance with the terms hereof, including, but not limited to, using its best efforts to cause the Company or its transfer agent to transfer the Holder Securities on the transfer books of the Company to the Purchaser.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                                   PURCHASER:

                                   PerkinElmer, Inc.

                                   By
                                      ----------------------------------------
                                      Name:
                                      Title:


                                   HOLDER:

                                        ----------------------------------------

                                        By
                                          --------------------------------------

                                        Address:
                                                --------------------------------
                                        ----------------------------------------

         Genomic Solutions Inc., hereby
         consents to and agrees to be bound
         by the provisions of Section 10 of
         this Agreement

         By:
            -------------------------------